May 6, 2020
By Email
[NAME]
[EMPLOYEE ADDRESS]
Dear [NAME]:
This letter (this “Agreement”) memorializes the agreement between you and comScore, Inc. (the “Company”), that, effective as of May 16, 2020, your base salary will be reduced by [●]% such that, as of such date, your annualized base salary will be $[●], less applicable taxes and other withholdings.
This temporary reduction is a response to the economic downturn caused by the COVID-19 pandemic and its impact on our business. By signing below, you are agreeing to this future salary reduction and waiving any notice period that may be required by your state of residence and/or employment. Nothing herein will change the at-will nature of your employment, as you and the Company each remain free to end the employment relationship at any time.
Your annualized base salary will revert to $[●] (your previous salary) upon the earliest of (i) September 30, 2020; (ii) the execution of definitive documentation providing for a “Qualifying Change in Control” of the Company, which is defined as a Change in Control according to the comScore, Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”) excluding clauses (b) and (d) of such Plan definition; or (iii) the execution of definitive documentation providing for the refinancing of all or substantially all of the Company’s outstanding senior secured convertible notes.
The Company commits to revisit this salary reduction as soon as practicable if and when its financial circumstances change, including consideration of (i) an earlier return to your previous salary, and (ii) a discretionary bonus up to the full amount of the salary reduction.
Notwithstanding the foregoing or anything to the contrary in your Change of Control and Severance Agreement(s), or any other agreement, plan or policy with the Company to which you are subject, for the limited purpose of determining any severance pay for which you may become eligible, your base salary when calculating any such severance pay shall be deemed to be your base salary in effect immediately prior to the effective time of the salary reduction described in this Agreement, or $[●]. Moreover, the salary reduction set forth in this Agreement shall not constitute constructive termination or “Good Reason” under your Change of Control and Severance Agreement(s) or any other agreement, plan or policy with the Company to which you are subject.

Please sign below to acknowledge your agreement to these terms. We appreciate your continued service to the Company and your continued leadership during these challenging times.

COMSCORE, INC.

		By:	Sara Dunn
		Title:	Chief People Officer

AGREED AND ACCEPTED:

Name:	[NAME]